Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.	Exhibit 99.3

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.

Business Overview

As described in more detail in Item 1 of this Report, we are a publicly owned, non-listed REIT that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions, and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, and sales of properties. We were formed in 2003 and are managed by the advisor.

As discussed in Item 1, General Development of Business, on May 2, 2011, CPA®:14 merged with and into one of our subsidiaries. This Merger had a significant impact on our asset and liability base and on our full-year 2012 results as described below.

Financial Highlights

(In thousands)

	Years Ended December 31,
	2012	2011	2010
Total revenues	$310,280	$297,029	$220,936
Net income attributable to CPA®:16 – Global stockholders	18,066	9,500	32,007

Net cash provided by operating activities	190,939	156,927	121,390
Net cash provided by (used in) investing activities	72,598	(181,270)	(30,762)
Net cash (used in) provided by financing activities	(307,372)	76,068	(115,951)

Cash distributions paid	134,649	103,880	82,013

Supplemental financial measure:
Modified funds from operations	171,182	138,195	79,314

We consider the performance metrics listed above, including Modified funds from operations (“MFFO”), a supplemental measure that is not defined by GAAP (“non-GAAP”), to be important measures in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders. See Supplemental Financial Measures below for our definition of this non-GAAP measure and reconciliations to its most directly comparable GAAP measure.

Total revenues, net income, and cash flow from operating activities all increased for the year ended December 31, 2012 as compared to 2011, primarily due to results of operations and cash flow generated from the properties acquired in the Merger in May 2011. Additionally, net income attributable to CPA®:16 – Global stockholders for the year ended December 31, 2011 reflected a non-cash charge of $34.3 million incurred in connection with the amendment of our advisory agreement and the issuance of the Special Member Interest to a subsidiary of WPC in connection with the UPREIT Reorganization in May 2011.

Our MFFO supplemental measure increased for the year ended December 31, 2012 as compared to 2011, primarily reflecting the accretive impact to MFFO from properties acquired in the Merger.

Our quarterly cash distribution was $0.1676 per share for the fourth quarter of 2012, which equates to $0.6704 per share on an annualized basis.

Net Asset Values — The advisor generally calculates our estimated NAV by relying in part on an estimate of the fair market value of our real estate provided by a third party, adjusted to give effect to the estimated fair value of mortgages encumbering our assets (also provided by a third party) as well as other adjustments. Our NAV is based on a number of variables, including, among others, changes in the credit profiles of individual tenants; lease terms, expirations, and non-renewals; lending credit spreads; foreign currency exchange rates; potential asset sales; and tenant defaults and bankruptcies. We do not control all of these variables and, as such, cannot predict how they will change in the future.

The advisor usually calculates our NAV annually as of year-end. Our most recently published estimated NAV as of December 31, 2011 was $9.10. While the advisor has not yet finalized its calculation of our NAV as of December 31, 2012, we currently expect certain factors to have an impact on that calculation. Developments in 2012 that can unfavorably affect our NAV include tenant bankruptcies, asset sales at prices that were below the appraised values of the properties as of December 31, 2011, and notification by several tenants that they intend to vacate their properties at the end of their respective lease terms in future years (beginning in 2015).

How We Evaluate Results of Operations

We evaluate our results of operations with a primary focus on our ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders and increasing our equity in our real estate. As a result, our assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.

We consider cash flows from operating activities, cash flows from investing activities, cash flows from financing activities, and certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily from long-term lease contracts. These leases are generally triple net and mitigate, to an extent, our exposure to certain property operating expenses. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in evaluating our ability to fund operating expenses, service debt and fund distributions to stockholders.

We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to stockholders, obtaining non-recourse mortgage financing, generally in connection with the acquisition or refinancing of properties, managing our line of credit, and making mortgage principal payments. Our financing strategy has been to purchase substantially all of our properties with a combination of equity and non-recourse mortgage debt. A lender on a non-recourse mortgage loan generally has recourse only to the property collateralizing such debt and not to any of our other assets. This strategy has allowed us to diversify our portfolio of properties and, thereby, limit our risk. In the event that a balloon payment comes due, we may seek to refinance the loan, restructure the debt with existing lenders, or evaluate our ability to pay the balloon payment from our cash reserves or sell the property and use the proceeds to satisfy the mortgage debt.

Results of Operations

Impact of the Merger

The assets we acquired and liabilities we assumed in the Merger exclude certain sales made in connection with the Merger by CPA®:14 of equity interests in entities that owned six properties (the “Asset Sales”) to CPA®:17 — Global and WPC, for an aggregate of $89.5 million in cash. Immediately prior to the Merger and subsequent to the Asset Sales, CPA®:14’s portfolio was comprised of full or partial ownership in 177 properties, substantially all of which were triple-net leased. In the Merger, we acquired these properties and their related leases with an average remaining life of 8.3 years and an estimated aggregate annualized contractual minimum base rent of $149.8 million. We also assumed the related property debt comprised of seven variable-rate and 48 fixed-rate non-recourse mortgages with preliminary fair values of $38.1 million and $421.9 million, respectively, with weighted-average annual interest rates of 6.8% and 6.1%, respectively. We accounted for the Merger as a business combination under the acquisition method of accounting. As part of the Merger, we acquired from CPA®:14 the remaining equity interests in a subsidiary that we previously consolidated, which was accounted for as an equity transaction. Acquisition costs of $13.6 million related to the Merger, as well as those related to the equity transaction described above and the reorganization described below, were expensed as incurred and classified within General and administrative expense in the consolidated statements of income for the year ended December 31, 2011. The lease revenues and income from operations contributed from the properties acquired from the date of the Merger through December 31, 2011 were $55.6 million and $5.3 million, respectively.

We amended our advisory agreement with affiliates of WPC to give effect to this reorganization and to reflect a revised fee structure whereby (i) our asset management fees were prospectively reduced to 0.5% from 1.0% of the asset value of a property under management and (ii) the former 15% subordinated incentive fee and termination fees were eliminated. The Special General Partner is entitled to 10% of our available cash (the “Available Cash Distribution”), which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and lump-sum or “balloon” payments. The Special General Partner may also elect to receive the Available Cash Distribution in shares of our common stock. The Available Cash Distribution is contractually limited to 0.5% of our assets excluding cash, cash equivalents, and certain short-term investments and non-cash reserves (“Adjusted Invested Assets”). The fee structure related to initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remained unchanged. On September 28, 2012, we entered into an amended and restated advisory agreement with the same fee structure; however, advisor personnel expenses are now allocated on a revenue basis amongst the Managed REITs (Note 4).

The following table presents the comparative results of operations (in thousands):

	Years Ended December 31,
	2012	2011	Change	2011	2010	Change
Revenues
Rental income	$235,233	$225,943	$9,290	$225,943	$143,793	$82,150
Interest income from direct financing leases	36,372	32,414	3,958	32,414	23,339	9,075
Other operating income	7,803	8,259	(456)	8,259	3,034	5,225
Interest income on notes receivable	3,520	4,463	(943)	4,463	25,955	(21,492)
Other real estate income	27,352	25,950	1,402	25,950	24,815	1,135
	310,280	297,029	13,251	297,029	220,936	76,093
Operating Expenses
General and administrative	(16,432)	(27,777)	11,345	(27,777)	(10,418)	(17,359)
Depreciation and amortization	(91,242)	(81,503)	(9,739)	(81,503)	(46,858)	(34,645)
Property expenses	(35,345)	(34,977)	(368)	(34,977)	(29,218)	(5,759)
Other real estate expenses	(20,330)	(19,218)	(1,112)	(19,218)	(18,697)	(521)
Issuance of Special Member Interest	-	(34,300)	34,300	(34,300)	-	(34,300)
Impairment charges	(4,764)	(9,440)	4,676	(9,440)	(1,276)	(8,164)
	(168,113)	(207,215)	39,102	(207,215)	(106,467)	(100,748)
Other Income and Expenses
Income from equity investments in real estate	17,752	22,071	(4,319)	22,071	17,573	4,498
Other income and (expenses)	978	(409)	1,387	(409)	356	(765)
Gain on extinguishment of debt	5,471	3,701	1,770	3,701	-	3,701
Bargain purchase gain on acquisition	1,617	28,709	(27,092)	28,709	-	28,709
Interest expense	(101,035)	(103,004)	1,969	(103,004)	(72,981)	(30,023)
	(75,217)	(48,932)	(26,285)	(48,932)	(55,052)	6,120
Income from continuing operations before income taxes	66,950	40,882	26,068	40,882	59,417	(18,535)
Provision for income taxes	(10,950)	(11,500)	550	(11,500)	(4,795)	(6,705)
Income from continuing operations	56,000	29,382	26,618	29,382	54,622	(25,240)

Discontinued Operations
(Loss) income from discontinued operations, net of tax	(14,550)	(8,089)	(6,461)	(8,089)	4,616	(12,705)

Net Income	41,450	21,293	20,157	21,293	59,238	(37,945)
Less: Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to advisor of $15,389, $6,157, and $0, respectively)	(25,576)	(9,891)	(15,685)	(9,891)	(4,905)	(4,986)
Net loss (income) attributable to redeemable noncontrolling interests	2,192	(1,902)	4,094	(1,902)	(22,326)	20,424
Net Income Attributable to CPA®:16 – Global Stockholders	$18,066	$9,500	$8,566	$9,500	$32,007	$(22,507)

The following table presents other operating data that management finds useful in evaluating results of operations:

	Years Ended December 31,
	2012	2011	2010
Occupancy rate - end of year (a)	96.9%	97.5%	98.9%
Number of properties - end of year (a)	500	512	384
Acquisition volume (in thousands) (b)	$-	$4,994	$-
Financing obtained (in thousands) (c)	$75,575	$426,275	$36,947
Average U.S. dollar/euro exchange rate (d)	$1.2861	$1.3926	$1.3279
U.S. Consumer Price Index (CPI) (e)	229.6	225.7	219.2

(a)         These amounts reflected properties in which we had a full or partial ownership interest.

(b)         Amount for the year ended December 31, 2011 did not include properties acquired as a result of the Merger (Note 3).

(c)          Amount for the year ended December 31, 2011 included $350.0 million related to our line of credit obtained in May 2011.

(d)         The average conversion rate for the U.S. dollar in relation to the euro decreased during the year ended December 31, 2012 as compared to 2011 and increased during the year ended December 31, 2011 as compared to 2010, resulting in a negative impact on earnings in 2012 and a positive impact on earnings in 2011 for our euro-denominated investments.

(e)          Most of our domestic lease agreements include contractual increases indexed to the change in the U.S. CPI.

The following table presents the components of our lease revenues (in thousands):

	Years Ended December 31,
	2012	2011	2010
Rental income	$235,233	$225,943	$143,793
Interest income from direct financing leases	36,372	32,414	23,339
	$271,605	$258,357	$167,132

The following table sets forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our consolidated real estate investments (in thousands):

	Years Ended December 31,
Lessee	2012	2011	2010
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 2) (a) (b)	$34,518	$36,663	$34,408
Carrefour France, SAS (a) (c)	15,536	26,560	-
Dick’s Sporting Goods, Inc. (b) (d)	10,710	8,032	3,141
Telcordia Technologies, Inc.	10,335	10,108	9,799
SoHo House/SHG Acquisition (UK) Limited (e)	7,856	8,933	887
Nordic Atlanta Cold Storage, LLC	7,454	6,923	6,923
Tesco plc (a) (b)	7,249	7,720	7,337
Berry Plastics Corporation (b)	6,982	6,649	6,666
LFD Manufacturing Ltd., IDS Logistics (Thailand) Ltd. and IDS Manufacturing SDN BHD (a) (f)	5,375	5,332	4,342
MetoKote Corp., MetoKote Canada Limited and MetoKote de Mexico (a)	4,895	5,130	4,853
Fraikin SAS (a)	4,686	4,883	4,671
Perkin Elmer, Inc. (g)	4,347	2,962	-
Best Brands Corp.	4,191	4,089	4,027
Ply Gem Industries, Inc. (a)	4,159	3,968	3,947
Huntsman International, LLC	4,034	4,027	4,027
Caremark Rx, Inc. (g)	3,954	2,647	-
Bob’s Discount Furniture, LLC	3,761	3,684	3,629
Universal Technical Institute of California, Inc.	3,756	3,661	3,506
Kings Super Markets Inc.	3,620	3,611	3,544
TRW Vehicle Safety Systems Inc.	3,568	3,568	3,568
Performance Fibers GmbH (a)	3,301	3,418	3,204
Finisar Corporation	3,287	3,287	3,287
Other (a) (b) (h)	114,031	92,502	51,366
	$271,605	$258,357	$167,132

(a)         Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the euro decreased by approximately 7.6% during the year ended December 31, 2012 in comparison to 2011 and increased by approximately 4.9% during the year ended December 31, 2011 in comparison to 2010, resulting in a negative impact on lease revenues in 2012 and a positive impact on lease revenues in 2011 for our euro-denominated investments.

(b)         These revenues are generated in consolidated investments, generally with our affiliates, and on a combined basis include revenues attributable to noncontrolling interests totaling $35.9 million, $37.2 million, and $40.3 million, inclusive of revenues attributable to WPC of $15.8 million, $16.4 million, and $17.7 million, for the years ended December 31, 2012, 2011, and 2010, respectively.

(c)          This decrease was primarily due to the tenant vacating one of the buildings it formerly leased in September 2011. We acquired a portion of this investment in January 2011 with the remaining interest acquired in connection with the Merger.

(d)         In the Merger, we acquired several additional properties leased to this tenant, which contributed additional lease revenue of $2.7 million and $4.9 million for the years ended December 31, 2012 and 2011, respectively.

(e)          This change was primarily due to a lease restructuring in the first quarter of 2011. Additionally, the related build-to-suit project was completed in September 2010.

(f)           The increase for the year ended December 31, 2011 was due to a CPI-based rent increase, as well as the completion of an expansion in October 2011.

(g)          This investment was acquired in the Merger.

(h)         This increase was primarily due to the impact of properties acquired in the Merger.

We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following table sets forth the net lease revenues earned by these investments from both continuing and discontinued operations. Amounts provided are the total amounts attributable to the investments and do not represent our proportionate share (dollars in thousands):

	Ownership Interest	Years Ended December 31,
Lessee	at December 31, 2012	2012	2011	2010
U-Haul Moving Partners, Inc. and Mercury Partners, L.P.	31%	$32,428	$32,486	$32,486
The New York Times Company	27%	27,588	27,797	26,768
OBI A.G. (a)	25%	16,016	17,141	16,006
True Value Company (b)	50%	14,074	14,450	-
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 1) (a) (c)	25%	14,001	15,875	14,272
Advanced Micro Devices, Inc. (b)	67%	11,944	11,944	-
Pohjola Non-life Insurance Company (a)	40%	8,537	9,300	8,797
TietoEnator Plc (a)	40%	8,116	8,771	8,223
Police Prefecture, French Government (a)	50%	7,246	8,218	8,029
Schuler A.G. (a)	33%	6,288	6,555	6,208
Frontier Spinning Mills, Inc.	40%	4,596	4,504	4,464
Actebis Peacock GmbH (a)	30%	3,990	4,228	3,968
Del Monte Corporation (b)	50%	3,527	3,527	-
Consolidated Systems, Inc.	40%	1,847	1,933	1,831
Actuant Corporation (a)	50%	1,731	1,816	1,745
Thomson Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.) (a) (d)	35%	1,331	4,243	4,165
Town Sports International Holdings, Inc. (formerly LifeTime Fitness, Inc.) (b) (e)	56%	1,177	13,548	-
Barth Europa Transporte e.K/MSR Technologies GmbH (formerly Lindenmaier A.G.) (a) (f)	33%	1,138	1,542	1,347
Best Buy Co., Inc. (b) (g)	0%	-	2,251	-
		$165,575	$190,129	$138,309

(a)         Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the euro decreased by approximately 7.6% during the year ended December 31, 2012 in comparison to 2011 and increased by approximately 4.9% during the year ended December 31, 2011 in comparison to 2010, resulting in a negative impact on lease revenues in 2012 and a positive impact on lease revenues in 2011 for our euro-denominated investments.

(b)         This entity was acquired in the Merger.

(c)          This decrease was primarily due to an adjustment made in the fourth quarter of 2011 related to amendments and adjustments to direct financing leases.

(d)         In December 2011, Thales S.A. vacated the building at the end of its lease term and the entity entered into leases with three new tenants at a significantly reduced rent.

(e)          In September 2011, the entity sold the properties leased to LifeTime Fitness, Inc. The entity continues to lease properties to Town Sports International Holdings, Inc.

(f)           The entity sold one property leased to Barth Europa Transporte e.K in February 2012.

(g)          In September 2011, the entity sold its properties and distributed the proceeds to its partners.

Lease Revenues

As of December 31, 2012, approximately 75% of our net leases, based on annualized contractual minimum base rent, provide for adjustments based on formulas indexed to changes in the CPI, or other similar indices for the jurisdiction in which the property is located, some of which have caps and/or floors. In addition, approximately 22% of our net leases on that same basis have fixed rent adjustments. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies, primarily the euro.

During the year ended December 31, 2012, we signed 12 leases, totaling approximately 1.5 million square feet of leased space. Of these leases, two were with new tenants and 10 were renewals or short-term extensions with existing tenants. The average new rent for these leases was $4.49 per square foot and the average former rent was $5.81 per square foot. None of the tenants had tenant improvement allowances or concessions.

During the year ended December 31, 2011, we signed seven leases with new tenants, totaling approximately 0.6 million square feet of leased space. The average rent for these leases was $4.27 per square foot. None of the tenants had tenant improvement allowances or concessions.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, lease revenues increased by $13.2 million, primarily due to an increase of $24.7 million as a result of properties acquired in the Merger and scheduled rent increases of $2.4 million, partially offset by the unfavorable impact of foreign currency fluctuations of $7.4 million and the effects of lease restructurings, rejections, and expirations totaling $6.1 million.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, lease revenues increased by $91.2 million, primarily due to an increase of $76.9 million as a result of properties acquired in the Merger and the acquisition of shares in a subsidiary of CPA®:14 that owns ten properties in France (the “Carrefour Properties”) in January 2011 (Note 5). SoHo House, a build-to-suit property which was placed into service in September 2010, contributed revenue of $8.9 million for 2011.

Other Operating Income

Other operating income generally consists of costs reimbursable by tenants and non-rent related revenues, including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business; however, the timing and amount of such settlements cannot always be estimated. Reimbursable tenant costs are recorded as both income and property expense, and, therefore, have no impact on net income.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, other operating income increased by $5.2 million, primarily due to an increase in reimbursable tenant costs of $4.5 million, of which $3.3 million was a result of the Merger. Additionally, during the fourth quarter of 2011, we settled an outstanding lawsuit with a former tenant of CPA®:14 and received $1.1 million.

Interest Income on Notes Receivable

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, interest income on notes receivable decreased by $0.9 million, primarily due to a decrease in interest income received from the note receivable related to our SoHo House investment of $0.7 million. We received full repayment of the note in January 2012.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, interest income on notes receivable decreased by $21.5 million, primarily as a result of the decrease in our investment in the Hellweg 2 note receivable resulting from the exercise of a purchase option in November 2010 (Note 6).

General and Administrative

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, general and administrative expense decreased by $11.3 million. The decrease was comprised of Merger-related costs of $13.5 million not recurring in the current year period, partially offset by an increase in management expenses of $2.0 million. Management expenses include our reimbursements to the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations and increased primarily due to the Merger and an amendment to the advisory agreement in 2012 related to the basis of allocating advisor personnel expenses amongst the Managed REITs from individual time records to reported revenues (Note 4).

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, general and administrative expense increased by $17.4 million. Merger-related costs represented $11.8 million of this increase, while professional fees and management expenses each represented an increase of $2.1 million. Professional fees include legal, accounting, and investor-related expenses incurred in the normal course of business. Professional fees increased primarily due to Merger-related activity.

Depreciation and Amortization

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, depreciation and amortization increased by $9.7 million, primarily as a result of properties acquired in the Merger, which contributed $10.0 million to the increase.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, depreciation and amortization increased by $34.6 million, primarily as a result of properties acquired in the Merger, which contributed $20.8 million to the increase, and the Carrefour Properties, which contributed $11.5 million to the increase.

Property Expenses

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, property expenses increased by $0.4 million. The increase was primarily due to an increase in asset management fees of $1.6 million as a result of the Merger, which increased the asset base from which the advisor earns a fee, as well as increases in professional fees of $1.5 million, real estate taxes of $0.8 million, and uncollected rent expense of $0.3 million. These increases were partially offset by a decrease in performance fees of $3.9 million as a result of the changes to our advisory agreement in connection with the UPREIT Reorganization. Subsequent to the UPREIT Reorganization, we no longer pay the advisor performance fees. Instead, we pay distributions to the Special General Partner (Note 4).

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, property expenses increased by $5.8 million. Asset management fees increased by $5.2 million as a result of the Merger. Reimbursable tenant costs, primarily related to the Merger, increased by $5.1 million. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no impact on our results of operations. Additionally, primarily as a result of the Merger, uncollected rent expense, real estate taxes, and professional fees increased by $0.9 million, $0.7 million, and $0.5 million, respectively. These increases were partially offset by a decrease in performance fees of $7.8 million as a result of the changes to the advisory agreement in connection with the UPREIT Reorganization (Note 4).

Issuance of Special Member Interest

During the year ended December 31, 2011, we incurred a non-cash charge of $34.3 million related to the issuance of the Special Member Interest to a subsidiary of WPC in consideration of the amendment of the advisory agreement as a result of the UPREIT Reorganization (Note 4).

Impairment Charges

Our impairment charges are more fully described in Note 13. Impairment charges related to our continuing real estate operations were as follows (in thousands):

	Years Ended December 31,
Lessee	2012	2011	2010	Triggering Event
Cheese Works, Ltd.	$4,355	$-	$-	Tenant liquidation
Carrefour France, SAS	-	7,515	-	Property vacant with deteriorating market
Various lessees	409	1,925	1,276	Declines in guaranteed residual values, an anticipated sale, and a decline in market conditions
Impairment charges included in expenses	$4,764	$9,440	$1,276

See Income from Equity Investments in Real Estate and Discontinued Operations below for additional impairment charges incurred.

Income from Equity Investments in Real Estate

Income from equity investments in real estate represents our proportionate share of net income or loss (revenue less expenses) from investments entered into with affiliates or third parties in which we have a noncontrolling interest but over which we exercise significant influence.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, income from equity investments in real estate decreased by $4.3 million. This decrease was primarily attributable to the impact of other-than-temporary impairment charges totaling

$6.9 million incurred on two jointly-owned investments, which were recorded as a result of a valuation conducted in connection with the WPC/CPA®:15 Merger (Note 13). This decrease was partially offset by the impact of equity investments acquired in the Merger, which contributed an additional $1.9 million for the year ended December 31, 2012 as compared to 2011, as well as our share of lease termination income received from the Thales S.A. investment in February 2012 of $1.7 million.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, income from equity investments in real estate increased by $4.5 million. This increase was comprised of the impact of equity investments acquired in the Merger, which contributed $1.7 million, as well as our share of a gain recognized on a jointly-owned investment’s buyback, at a discount, of a non-recourse mortgage loan that encumbered the property, which contributed $1.2 million. Other-than-temporary impairment charges totaling $1.0 million incurred on two jointly-owned investments during 2010 also accounted for the increase in 2011.

Gain on Extinguishment of Debt

2012 — During the year ended December 31, 2012, we recognized a net gain on the extinguishment of debt of $5.5 million, comprised primarily of a gain of $5.8 million resulting from the modification and partial extinguishment of the non-recourse mortgage loan related to our Hellweg 2 investment.

2011 — During the year ended December 31, 2011, we recognized a net gain on the extinguishment of debt of $3.7 million, comprised primarily of a gain of $6.0 million in connection with the repurchase of a loan, partially offset by a loss of $2.5 million resulting from the defeasance of eight loans in connection with obtaining our line of credit (Note 11).

Bargain Purchase Gain on Acquisition

In May 2011, we recognized a bargain purchase gain of $17.0 million in the Merger because the fair values of CPA®:14’s net assets increased more than the fair values of our net assets during the period between the date of the Merger Agreement on December 13, 2010 and the closing of the Merger on May 2, 2011. In addition, during the third and fourth quarters of 2011, we identified certain measurement period adjustments primarily related to properties acquired in the Merger that were leased to PETsMART, Inc. (“PETsMART”), which impacted the provisional acquisition accounting, and resulted in an increase of $11.7 million to the preliminary bargain purchase gain. Furthermore, during the third quarter of 2012, we identified a receivable that we acquired as part of the Merger in the second quarter of 2011 but was not recorded at that time. The receivable, if recorded during the second quarter of 2011, would have resulted in an increase to the bargain purchase gain from the Merger in that quarter of $1.6 million. This change was recorded as an out-of-period adjustment in the statements of operations in the third quarter of 2012 (Note 2).

Interest Expense

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, interest expense decreased by $2.0 million, primarily due to the impact of fluctuations in foreign currency exchange rates.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, interest expense increased by $30.0 million. Mortgage financing assumed in the Merger and in the acquisition of the Carrefour Properties in January 2011 comprised $19.1 million of the increase, while amounts borrowed under our line of credit contributed $6.1 million. Additionally, capitalized interest expense decreased by $2.8 million for the year ended December 31, 2011 as compared to 2010 as a result of SoHo House being placed into service in September 2010.

Provision for Income Taxes

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, provision for income taxes decreased by $0.6 million, primarily due to a net decrease in foreign tax estimates and expenses of $1.0 million.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, provision for income taxes increased by $6.7 million, primarily due to the Merger, which accounted for incremental tax expense of $3.1 million. Additionally, we recognized an increase in foreign tax expense related to our Hellweg 2 investment totaling $2.6 million.

Discontinued Operations

2012 — During the year ended December 31, 2012, we recognized a loss from discontinued operations of $14.6 million, primarily due to impairment charges totaling $11.3 million and the net loss on sale of real estate totaling $4.1 million from the disposal of 11 properties, partially offset by net income generated from the operations of properties in discontinued operations of $1.2 million.

2011 — During the year ended December 31, 2011, we recognized a loss from discontinued operations of $8.1 million, primarily due to impairment charges totaling $14.2 million, of which $12.4 million was recognized on the property formerly leased to International Aluminum Corp. These charges were partially offset by net income generated from the operations of properties in discontinued operations of $5.5 million and the recognition of a $1.2 million gain on the deconsolidation of the subsidiary that leased property to International Aluminum Corp.

2010 — During the year ended December 31, 2010, we recognized income from discontinued operations of $4.6 million, primarily due to the recognition of a $7.1 million gain on the deconsolidation of the subsidiary that formerly leased property to Goertz & Schiele Corp. during the first quarter of 2010 and net income generated from the operations of properties in discontinued operations of $5.2 million, partially offset by impairment charges totaling $8.5 million.

Net Income Attributable to Noncontrolling Interests

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, net income attributable to noncontrolling interests increased by $15.7 million, primarily due to an increase in the Available Cash Distribution paid to the Special General Partner of $9.2 million as a result of our payment of the Available Cash Distribution during four quarters of 2012 compared to two quarters during 2011, after the UPREIT Reorganization. Additionally, our affiliates’ share of the gain on extinguishment of debt related to the modification and partial extinguishment of the non-recourse mortgage loan related to our Hellweg 2 investment in May 2012 was $4.2 million (Note 11).

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, net income attributable to noncontrolling interests increased by $5.0 million, primarily due to the Available Cash Distribution paid to the Special General Partner of $6.2 million, which commenced after the UPREIT Reorganization.

Net Loss (Income) Attributable to Redeemable Noncontrolling Interests

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, net income attributable to redeemable noncontrolling interests decreased by $4.1 million, primarily due to adjustments made during 2012 related to the misapplication of guidance in accounting for and clerical errors related to the Hellweg 2 investment (Note 2).

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, net income attributable to redeemable noncontrolling interests decreased by $20.4 million, primarily due to the November 2010 exercise of the put option in connection with the Hellweg 2 transaction in which we acquired an additional 70% interest in the limited partnership (Note 6).

Net Income Attributable to CPA®:16 – Global Stockholders

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, the resulting net income attributable to CPA®:16 — Global stockholders increased by $8.6 million.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, the resulting net income attributable to CPA®:16 — Global stockholders decreased by $22.5 million.

Modified Funds from Operations

MFFO is a non-GAAP measure we use to evaluate our business. For a definition of MFFO and a reconciliation to net income attributable to CPA®:16 – Global stockholders, see Supplemental Financial Measures below.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, MFFO increased by $33.0 million, primarily due to the positive impact of properties acquired in the Merger.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, MFFO increased by $58.9 million, primarily due to the positive impact of properties acquired in the Merger.

Financial Condition

Sources and Uses of Cash During the Year

We use the cash flow generated from our investments to meet our operating expenses, service debt, and fund distributions to stockholders. Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the timing of purchases and sales of real estate, the timing of the receipt of proceeds from and the repayment of non-recourse mortgage loans and receipt of lease revenues, the advisor’s annual election to receive fees in shares of our common stock or cash, the timing and characterization of distributions from equity investments in real estate, payment to the advisor of the annual installment of deferred acquisition fees and interest thereon in the first quarter, payment of Available Cash Distributions, and changes in foreign currency exchange rates. Despite these fluctuations, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our normal recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans, unused capacity on our line of credit, and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the year are described below.

Operating Activities

Our cash flow from operating activities during 2012 increased by $34.0 million compared to 2011, reflecting the positive impact from cash flows generated from properties acquired in the Merger. During 2012, we used cash flows from operating activities of $190.9 million primarily to fund net cash distributions to stockholders of $99.7 million, which excluded $34.9 million in distributions that were reinvested by stockholders through our distribution reinvestment and share purchase plan, and to pay distributions of $31.1 million to affiliates that hold noncontrolling interests in various entities with us. For 2012, the advisor elected to receive 50% of its asset management fees in shares of our common stock and as a result, we paid asset management fees of $11.8 million through the issuance of stock rather than in cash.

Investing Activities

Our investing activities are generally comprised of real estate-related transactions (purchases and sales), payment of our annual installment of deferred acquisition fees to the advisor, and capitalized property-related costs. We received $24.4 million in proceeds from the repayment in full of two loans related to building construction for an investment and approximately $13.0 million related to the return of our interest in a commercial mortgage loan securitization known as the Carey Commercial Mortgage Trust (“CCMT”) as a result of the repayment of principal on certain mortgages included in the trust. We also received $25.1 million in connection with the sale of 11 properties (Note 17) and $14.5 million in distributions from equity investments in real estate in excess of equity in net income. We used $2.6 million primarily to fund construction costs for an expansion project. Funds totaling $16.6 million and $17.0 million were invested in and released from, respectively, lender-held investment accounts. In January 2012, we paid $1.6 million as our annual installment of deferred acquisition fees to the advisor.

Financing Activities

As noted above, during 2012, we paid distributions to stockholders and affiliates that hold noncontrolling interests in various entities with us. We drew down $35.0 million from our line of credit. We also repaid $119.0 million on our line of credit, prepaid several non-recourse mortgages totaling $62.4 million, and made scheduled mortgage principal installments totaling $86.0 million. We received proceeds of $67.6 million from new financing obtained on seven properties and from refinancing the mortgages on three properties, $34.9 million as a result of issuing shares through our distribution reinvestment and share purchase plan, and $20.8 million in contributions from noncontrolling interests. We also paid $3.6 million in deferred financing costs, primarily related to our line of credit. Funds totaling $2.7 million were released from lender-held escrow accounts for mortgage-related payments.

We maintain a quarterly redemption plan pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from stockholders seeking liquidity. During 2012, we received requests to redeem 3,062,497 shares of our common stock pursuant to our redemption plan and we redeemed these shares at an average price per share of $8.60, totaling $26.3 million.

Summary of Financing

The table below summarizes our non-recourse long-term debt and credit facility (dollars in thousands):

	December 31,
	2012	2011
Balance
Fixed rate	$1,481,089	$1,573,772
Variable rate (a)	306,091	369,007
Total	$1,787,180	$1,942,779

Percent of Total Debt
Fixed rate	83%	81%
Variable rate (a)	17%	19%
	100%	100%
Weighted-Average Interest Rate at End of Year
Fixed rate	5.8%	5.9%
Variable rate (a)	3.1%	4.5%

(a)         Variable-rate debt at December 31, 2012 included (i) $143.0 million outstanding under our line of credit; (ii) $67.1 million that has been effectively converted to a fixed rate through interest rate swap derivative instruments; (iii) $71.4 million that was subject to an interest rate cap, but for which the applicable interest rate was below the effective interest rate of the cap at December 31, 2012; (iv) $12.5 million in non-recourse mortgage loan obligations that bore interest at floating rates; and (v) $12.1 million in non-recourse mortgage loan obligations that bore interest at fixed rates but have interest rate reset features that may change the interest rates to then-prevailing market fixed rates (subject to specific caps) at certain points during their terms. At December 31, 2012, we had no interest rate resets or expirations of interest rate swaps or caps scheduled to occur during the next 12 months.

Cash Resources

At December 31, 2012, our cash resources consisted of cash and cash equivalents totaling $66.4 million. Of this amount, $38.8 million, at then-current exchange rates, was held by foreign subsidiaries, but we could be subject to restrictions or significant costs should we decide to repatriate these amounts. We also had a line of credit with unused capacity of $67.3 million, as well as unleveraged properties that had an aggregate carrying value of $127.8 million at December 31, 2012, although there can be no assurance that we would be able to obtain financing for these properties. Our cash resources can be used for working capital needs and other commitments.

Line of Credit

On May 2, 2011, we entered into the Credit Agreement with several banks, including Bank of America, N.A., which acts as the administrative agent, primarily to fund, in part, the cash portion of the Merger consideration. CPA 16 Merger Sub, our subsidiary, is the borrower, and we and the Operating Partnership are guarantors. We incurred costs of $4.5 million during 2011 to procure the facility, which are being amortized over the term of the Credit Agreement. On August 1, 2012, we amended the Credit Agreement to reduce the amount available under the secured revolving credit facility from $320.0 million to $225.0 million, to reduce our annual interest rate from LIBOR plus 3.25% to LIBOR plus 2.50%, and to decrease the number of properties in our borrowing base pool. The Credit Agreement is scheduled to mature on August 1, 2015, with an option by CPA 16 Merger Sub to extend the maturity date for an additional 12 months subject to the conditions provided in the Credit Agreement. We incurred costs of $1.1 million during 2012 to amend the facility, which are being amortized over the term of the Credit Agreement. The revolving credit facility can be used to repay certain property level indebtedness and for general corporate purposes.

Availability under the Credit Agreement is dependent upon the number, operating performance, cash flows and diversification of the properties comprising the borrowing base pool. At December 31, 2012, availability under the line was $210.3 million, of which we had drawn $143.0 million.

The Credit Agreement is fully recourse to CPA®:16 – Global and contains customary affirmative and negative covenants, including covenants that restrict CPA®:16 – Global and our subsidiaries’ ability to, among other things, incur additional indebtedness (other than non-recourse indebtedness), grant liens, dispose of assets, merge or consolidate, make investments, make acquisitions, pay distributions, enter into certain transactions with affiliates, and change the nature of our business or fiscal year. In addition, the Credit Agreement contains customary events of default and certain financial covenants (Note 11). We were in compliance with these covenants at December 31, 2012.

Cash Requirements

During the next 12 months, we expect that our cash payments will include paying distributions to our stockholders and to our affiliates that hold noncontrolling interests in our subsidiaries, making scheduled mortgage loan principal payments, as well as other normal recurring operating expenses. No balloon payments on our mortgage loan obligations are due during the next 12 months. In addition, our share of balloon payments due during the next 12 months on our unconsolidated jointly-owned investments totals $39.8 million. We are actively seeking to refinance certain of these loans, although there can be no assurance that we will be able to do so on favorable terms, if at all.

We expect to fund future investments, any capital expenditures on existing properties, and scheduled debt maturities on non-recourse mortgage loans through cash generated from operations, the use of our cash reserves, or unused amounts on our Credit Agreement.

Off-Balance Sheet Arrangements and Contractual Obligations

The table below summarizes our debt, off-balance sheet arrangements and other contractual obligations at December 31, 2012 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Non-recourse debt — Principal (a) (b)	$1,792,092	$44,457	$404,474	$882,859	$460,302
Deferred acquisition fees — Principal	1,757	546	812	393	6
Interest on borrowings and deferred acquisition fees (c)	476,212	95,520	175,772	113,983	90,937
Subordinated disposition fees (d)	1,197	-	1,197	-	-
Operating and other lease commitments (e)	52,635	2,195	4,357	2,992	43,091
	$2,323,893	$142,718	$586,612	$1,000,227	$594,336

(a)         Excludes $6.3 million of fair market value adjustments in connection with the Merger, partially offset by $1.4 million of unamortized discount on a non-recourse mortgage loan that we repurchased from the lender, which was included in Non-recourse debt at December 31, 2012.

(b)         Includes $143.0 million outstanding under our $225.0 million Credit Agreement, which is scheduled to mature on August 1, 2015.

(c)         Interest on an unhedged variable-rate debt obligation was calculated using the variable interest rate and balance outstanding at December 31, 2012.

(d)         Payable to the advisor, subject to meeting contingencies, in connection with any liquidity event. There can be no assurance that any liquidity event will be achieved in this time frame or at all.

(e)          Operating and other lease commitments consist primarily of rent obligations under ground leases and our share of future minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Amounts under the cost-sharing agreement are allocated among the entities based on gross revenues and are adjusted quarterly. Rental obligations under ground leases are inclusive of amounts attributable to noncontrolling interests of approximately $12.1 million.

Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies at December 31, 2012, which consisted primarily of the euro. At December 31, 2012, we had no material capital lease obligations for which we were the lessee, either individually or in the aggregate.

Equity Investments

We have investments in unconsolidated investments that own single-tenant properties net leased to corporations. Generally, the underlying investments are jointly-owned with our affiliates. Summarized financial information for these investments and our ownership interest in them at December 31, 2012 is presented below. Summarized financial information provided represents the total amounts recorded by the investees and does not represent our proportionate share (dollars in thousands):

	Ownership Interest		Total Third-
Lessee	at December 31, 2012	Total Assets	Party Debt	Maturity Date
True Value Company	50%	$160,151	$64,836	1/2013 & 2/2013
Thomson Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.) (a)	35%	27,646	20,378	7/2013
U-Haul Moving Partners, Inc. and Mercury Partners, L.P.	31%	471,496	154,657	5/2014
Actuant Corporation (a)	50%	19,337	10,573	5/2014
TietoEnator Plc (a)	40%	71,155	58,910	7/2014
The New York Times Company (b)	27%	248,316	119,185	9/2014
Pohjola Non-life Insurance Company (a)	40%	58,749	58,917	1/2015
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 1) (a)	25%	185,240	87,981	5/2015
Actebis Peacock GmbH (a)	30%	43,820	27,835	7/2015
Del Monte Corporation	50%	12,792	10,896	8/2016
Frontier Spinning Mills, Inc.	40%	38,201	22,277	8/2016
Consolidated Systems, Inc.	40%	16,292	11,001	11/2016
Town Sports International Holdings, Inc. (formerly LifeTime Fitness, Inc.)	56%	16,230	7,655	12/2016
OBI A.G. (a)	25%	181,421	148,642	3/2018
Advanced Micro Devices, Inc.	67%	79,882	55,154	1/2019
Police Prefecture, French Government (a)	50%	106,735	73,391	8/2020
Schuler A.G. (a)	33%	67,058	-	N/A
The Upper Deck Company	50%	21,693	-	N/A
Barth Europa Transporte e.K/MSR Technologies GmbH (formerly Lindenmaier A.G.) (a)	33%	14,081	-	N/A
Talaria Holdings, LLC	27%	67	-	N/A
		$1,840,362	$932,288

__________

(a)         Dollar amounts shown are based on the applicable exchange rate of the foreign currency at December 31, 2012.

(b)         The related mortgage loan is limited-recourse to CPA®:17 – Global.

Environmental Obligations

In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with federal, state, and foreign environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties and the provisions of such indemnifications specifically address environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.

Critical Accounting Estimates

Our significant accounting policies are described in Note 2. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.

Purchase Price Allocation

In connection with our acquisition of properties, we allocate the purchase price to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases and the value of in-place leases, at their relative estimated fair values.

Tangible Assets

We determine the value attributed to tangible assets and additional investments in equity interests by applying a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates at a selected capitalization rate. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property type information. Assumptions and estimates include the following:

•                  a discount rate or internal rate of return;

•                  the marketing period necessary to put a lease in place;

•                  carrying costs during the marketing period;

•                  leasing commissions and tenant improvement allowances;

•                  market rents and growth factors of these rents; and

•                  a market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.

The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including:

•                  the creditworthiness of the lessees;

•                  industry surveys;

•                  property type;

•                  property location and age;

•                  current lease rates relative to market lease rates; and

•                  anticipated lease duration.

In the case where a tenant has a purchase option deemed to be favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, we assume the exercise of such purchase option or long-term renewal options in its determination of residual value.

Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property growing at estimated market growth rates through the year of lease expiration.

The remaining economic life of leased assets is estimated by relying in part upon third-party appraisals of the leased assets, industry standards, and our experience. Different estimates of remaining economic life will affect the depreciation expense that is recorded.

Intangible Assets

We acquire properties subject to net leases and determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated lease term, which includes any renewal options with rental rates below estimated market rental rates. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers. We measure the fair value of below-market purchase option liabilities we acquire as the excess of the present value of the fair value of the real estate over the present value of the tenant’s exercise price.

We evaluate the specific characteristics of each tenant’s lease in determining the value of in-place lease intangibles. To determine the value of in-place lease intangibles, we consider the following:

•                  estimated market rent;

•                  estimated lease term, including renewal options at rental rates below estimated market rental rates;

•                  estimated carrying costs of the property during a hypothetical expected lease-up period; and

•                  current market conditions and costs to execute similar leases.

Estimated carrying costs of the property include real estate taxes, insurance, other property operating costs, and estimates of lost rentals at market rates during the market participants’ expected lease-up periods, based on assessments of specific market conditions.

We determine these values using our estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

Bargain Purchase Gain

In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess of the fair value of the assets and liabilities acquired over the consideration paid represents a bargain purchase gain recorded in the consolidated statement of income.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale, and equity investments in real estate. Estimates and judgments used when evaluating whether these assets are impaired are presented below.

Real Estate

For real estate assets that we intend to hold and use in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property’s asset group over its estimated fair value. The property asset group’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.

Assets Held for Sale

We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we carry the investment at the lower of its current carrying value or as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset’s expected sales price, less expected selling costs to its carrying value, and if the expected sales price, less expected selling costs is less than the property’s carrying value, we reduce the carrying value to the expected sales price, less expected selling costs. We will continue to review the initial impairment for subsequent changes in the expected sales price, and may recognize an additional impairment charge if warranted.

Direct Financing Leases

We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information and third-party estimates where available. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue.

When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable and therefore the asset’s holding period is reduced, we record an allowance for credit losses to reflect the change in the estimate of the undiscounted future rents. Accordingly, the net investment balance is written down to fair value.

Equity Investments in Real Estate

We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying investment’s net assets by our ownership interest percentage. For our unconsolidated jointly-owned investments in real estate, we calculate the estimated fair value of the underlying investment’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying investment’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment’s other financial assets and liabilities (excluding net investment in direct financing leases) have fair values that approximate their carrying values.

Supplemental Financial Measures

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use supplemental non-GAAP measures which are uniquely defined by our management. We believe these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures are provided below.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc., (“NAREIT”), an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to nor a substitute for net income or loss as determined under GAAP.

We define FFO consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate and depreciation and amortization; and after adjustments for unconsolidated partnerships and jointly-owned investments. Adjustments for unconsolidated partnerships and jointly-owned investments are calculated to reflect FFO.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization as well as impairment charges of real estate-related assets, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO described above, investors are cautioned that, due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) were put into effect in 2009. These other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, such as acquisition fees, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after acquisition activity ceases. As disclosed in the prospectus for our follow-on offering dated April 28, 2006 (the “Prospectus”), we intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of our assets or another similar transaction) within 8 to 12 years following the investment of substantially all of the proceeds from our initial public offering, which was terminated in March 2005. Thus, we do not intend to continuously purchase assets and intend to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance now that our offering has been completed and essentially all of our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance since our offering and essentially all of our acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of a company’s operating performance after a company’s offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on a company’s operating performance during the periods in which properties are acquired.

We define MFFO consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives, or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and jointly-owned investments, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such infrequent gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

In calculating MFFO, we exclude acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by a company. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as infrequent items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for assessing operating performance.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs were generally funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income or income from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO accordingly.

FFO and MFFO were as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net income attributable to CPA®:16 – Global stockholders	$18,066	$9,500	$32,007
Adjustments:
Depreciation and amortization of real property	100,266	88,207	48,368
Impairment charges	16,058	23,663	9,808
Loss (gain) on sale of real estate	4,087	(472)	78
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	16,144	14,464	8,563
Impairment charges	6,879	3,834	1,046
Loss (gain) on sale of real estate	91	(2,653)	-
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	(11,342)	(15,590)	(12,928)
Total adjustments	132,183	111,453	54,935
FFO — as defined by NAREIT	150,249	120,953	86,942
Adjustments:
Issuance of Special Member Interest	-	34,300	-
Bargain purchase gain on acquisition	(1,617)	(28,709)	-
Gain on deconsolidation of a subsidiary	-	(1,167)	(7,082)
Gain on extinguishment of debt	(3,779)	(3,135)	(879)
Other depreciation, amortization and non-cash charges	(1,154)	2,800	237
Straight-line and other rent adjustments (a)	(1,514)	(13,844)	(260)
Acquisition expenses (b)	443	539	222
Merger expenses (b)	100	13,608	-
Amortization of deferred financing costs	1,394	-	-
Above-market rent intangible lease amortization, net (c)	18,483	14,369	619
Amortization of premiums on debt investments, net	240	544	281
Realized gains on foreign currency, derivatives, and other (d)	(1,104)	(1,944)	(991)
Unrealized losses (gains) on mark-to-market adjustments (e)	493	(41)	-
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at MFFO:
Other depreciation, amortization and other non-cash charges	(107)	651	-
Straight-line and other rent adjustments (a)	(274)	(1,930)	(247)
Loss (gain) on extinguishment of debt	84	(1,207)	-
Acquisition expenses (b)	200	257	256
Above (below)-market rent intangible lease amortization, net (c)	4,202	1,948	271
Realized (gains) losses on foreign currency, derivatives, and other (d)	(3)	(36)	57
Unrealized losses (gains) on mark-to-market adjustments (e)	818	(2)	-
Proportionate share of adjustments for noncontrolling interests to arrive at MFFO	4,028	241	(112)
Total adjustments	20,933	17,242	(7,628)
MFFO (a) (b)	$171,182	$138,195	$79,314

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(a)         Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different from the underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), management believes that MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, provides insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(b)         In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to stockholders, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(c)          Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(d)         Management believes that adjusting for fair value adjustments for derivatives provides useful information because such fair value adjustments are based on market fluctuations and may not be directly related or attributable to our operations.

(e)          Management believes that adjusting for mark-to-market adjustments is appropriate because they are items that may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly and/or annual basis in accordance with GAAP.